EXHIBIT 10.3

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO S&W SEED COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

SUBORDINATED PROMISSORY NOTE

FOR VALUE RECEIVED, S&W SEED COMPANY, a Nevada corporation (the "Maker"), promises to pay to Imperial Valley Seeds, Inc., 250 E. 5th Street, Holtville, CA 92250 (the "Holder") or its registered assigns or successors in interest, the sum of FIVE HUNDRED THOUSAND Dollars ($500,000), together with any accrued and unpaid interest hereon, on October 1, 2017 (the "Maturity Date"), if not sooner paid.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Acquisition Agreement dated as of the date hereof by and among the Maker, the Holder and the other parties named therein (as amended, modified and/or supplemented from time to time, the "Acquisition Agreement").

The following terms shall apply to this Subordinated Promissory Note (this "Note"):

ARTICLE I
INTEREST AND PAYMENTS

1.1   Interest Rate. Interest payable on the outstanding principal amount of this Note (the "Principal Amount") shall accrue at a rate per annum equal to one-month LIBOR at Closing plus 2%. Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable in five annual installments, in arrears, commencing on October 1, 2013, and on each succeeding anniversary thereof (i.e., October 1, 2014, October 1, 2015, and October 1, 2016) through and including the Maturity Date (each, a "Payment Date"), and on the Maturity Date, whether by acceleration or otherwise.

1.2   Principal Payments. Amortizing payments of the Principal Amount (together with accrued and unpaid interest) shall be made in cash by the Maker on each Payment Date in the amount of $100,000. Any remaining outstanding Principal Amount together with any accrued and unpaid interest under this Note shall be due and payable on the Maturity Date.

1.3   Optional Prepayment. The Maker may prepay this Note, in whole or in part, at any time.

1.4 Cancellation In Event of Fred Fabre Ceases to be Employed by Maker. This Note shall be cancelled and Maker released from any and all liabilities hereunder if, at any time prior to the Maturity Date, either (a) Fred Fabre terminates his employment with Maker or an affiliate thereof (excluding (i) a termination that Maker and Mr. Fabre agree is due to a physical or mental disability that would prevent the performance of Mr. Fabre's duties and (ii) termination upon Mr. Fabre's death) or (b) Maker or an affiliate thereof terminates the employment of Mr. Fabre pursuant to Section 3(a) of the Employment Agreement, of even date herewith, between Mr. Fabre and Maker, as the same may be amended by the parties.

ARTICLE II
SUBORDINATION

2.1 Subordination. All payments due under this Note shall be subordinated and made junior, in all respects to the payment in full of all principal, all interest accrued on and all other amounts due on any and all Senior Indebtedness (as defined in the next sentence) of the Maker. "Senior Indebtedness" means all indebtedness owed by or incurred by the Maker, from time to time, under any credit or similar facility with any financial institution, bank or other lender.

ARTICLE III
EVENTS OF DEFAULT

3.1   Events of Default. The occurrence of any of the following events set forth in this Section 3.1 shall constitute an event of default ("Event of Default") hereunder:

(a) &nbsb; Failure to Pay. The Maker fails to pay when due any principal or interest hereon, and, in any such case, such failure shall continue for a period of ten (10) days following the date upon which any such payment was due;

(b) Bankruptcy. The Maker shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, or (vi) acquiesce to, without challenge within ten (10) days of the filing thereof, or failure to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws; or

(c) Insolvency. The Maker shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business.

3.2   Default Payment. Following the occurrence and during the continuance of an Event of Default, the Holder, at its option, may demand repayment in full of all obligations and liabilities owing by Maker to the Holder under this Note.

3.3   Costs of Collection. Maker agrees to pay all reasonable attorneys' fees and expenses in connection with any legal proceedings brought by Holder to collect any unpaid Principal Amount or interest which is not paid in full when due.

ARTICLE IV
MISCELLANEOUS

4.1   Amendment Provision. The term "Note" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.

4.2   Right to Withhold and Offset. The Holder acknowledges and agrees that the Maker shall have the right (a) to withhold from payments due hereunder the aggregate amounts of any indemnification claims then pending or unresolved against the Holder under the Acquisition Agreement and (b) to off-set against payments due hereunder the aggregate amounts of any such indemnification claims resolved in favor of the Maker.

4.3   Governing Law.

(a) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b) Any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory between Maker and Holder arising out of or relating to this Note shall be settled as set forth in Section 10.09(b) of the Acquisition Agreement.

4.4   Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

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IN WITNESS WHEREOF, the Maker has caused this Note to be signed in its name effective as of this 1st day of October, 2012.

S&W SEED COMPANY

By: /s/ Matthew K. Szot
Name: Matthew K. Szot
Title: Senior Vice President and Chief Financial Officer